EXHIBIT 99

     The Middleton Doll Company Announces Manufacturing Alliance;
                     Nursery Openings with Saks;
                       Changes Dividend Policy

    PEWAUKEE, Wis.--(BUSINESS WIRE)--June 3, 2004--The Middleton Doll Company (Nasdaq:DOLL) today announced plans to move the production of its Lee Middleton Original Dolls to China, the expansion of its Newborn Nursery Adoption Center concept through a new alliance with the Saks Department Store Group and a change in its dividend policy.
    In addition to extensive efforts over the past three years to reduce operating expenses, the company will move production of its Artist Studio Collection(R) (ASC), high quality lifelike dolls to China to reduce manufacturing costs, beginning with the company's traditional mid-year catalog release in early July.
    "We regret that this day has arrived, as we will be losing many employees who have been with the company for much of our 25-year history. Yet, we are committed to maintaining the extraordinary quality of our dolls," said George R. Schonath, president and chief executive officer of The Middleton Doll Company. "This decision was not taken lightly and under ordinary circumstances could have been enacted over a year ago. However, our commitment to quality dictated that we find a partner who was similarly committed to producing dolls worthy of our company's name and reputation."
    The production facility selected to make ASC dolls is a current supplier who has devoted a separate unit and staff exclusively dedicated to the manufacture of these dolls. "This facility began producing Newborn Nursery(R) play dolls more than a year ago and has successfully learned the unique production techniques for our ASC dolls," said Schonath.
    Schonath said the new cost structure created by this manufacturing relationship provides opportunities to add unique attributes and enhancements to the company's dolls that would otherwise have not been possible. "We believe there will be many long-term benefits to this relationship, including our ability to create and offer a sophisticated, yet reasonably priced doll with hand-rooted hair such as that on our Breath of Life Babies(TM)," said Schonath.
    Until this announcement, The Middleton Doll Company was the last major doll company that maintained its production facilities in the United States. The company will continue limited production of its dolls at its facilities in Belpre, Ohio, through the end of the year. As a result of moving production to China, the company will reduce its workforce in Belpre by 35 employees. The company will continue to operate its Belpre factory store that draws tourists from across the country.

    Alliance with Saks Department Store Group

    The company is pleased to announce that it is partnering in a venture with the Saks Department Store Group with the opening of three Newborn Nursery Adoption Center departments that will be located in proximity to the children's departments of this leading department store retailer this summer. This strategic alliance looks to expand Lee Middleton Original Dolls' award-winning Newborn Nursery retail concept into a high-end, mainstream retail venue. These shops will utilize a design modeling Lee Middleton Original Dolls current freestanding store located in the Polaris Fashion Place shopping mall in Columbus, Ohio. The first shop is to be located in the Parisian store located in the Riverchase Mall in Birmingham, Ala. and is scheduled to open on June 4, 2004.

    Change in Common Stock Dividend Policy

    As a result of The Middleton Doll Company's obligation to redeem $16.9 million of preferred stock on July 1, 2008, the Board of Directors approved a plan to convert loans and leased properties to cash as loans mature and leased properties are sold. Proceeds will be used to reduce outstanding debt and redeem preferred stock at maturity. With the adoption of this new policy, the company, with limited exceptions, does not intend to make new loans. The decrease in earning assets will reduce taxable income available for common stock dividends in each of the next four years.
    In addition, Lee Middleton Original Dolls will no longer pay management fees to The Middleton Doll Company. The elimination of management fees will increase working capital for Lee Middleton Original Dolls but will further reduce the taxable income of the company's financial services segment.
    The expected decrease in taxable income requires that the Board of Directors change the common stock dividend policy from a quarterly dividend to an annual dividend payable in January for the preceding year. The dividend on the preferred stock will continue to be paid on January 1, April 1, July 1 and October 1.
    "Year-to-date, The Middleton Doll Company has paid quarterly cash dividends to common shareholders on February 15 and May 15 equal to $0.20 per share," said Schonath. "If taxable income for the twelve months ending December 31, 2004 exceeds $0.20 per share, a dividend will be paid to shareholders of common stock on January 31, 2005."
    "For the shareholder who bought common stock for dividend income, I can understand your disappointment. For the shareholder who bought preferred stock with the expectation of redemption in 2008, I believe our plan acknowledges our responsibility to redeem it at maturity," said Schonath. "I believe the steps announced today are necessary for the future of the company and its return to profitability."

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust (REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

    CONTACT: The Middleton Doll Company
             George R. Schonath, 262-523-4300